Exhibit 10.1

THE USE OF THE FOLLOWING NOTATION IN THE EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO ITEM 601(b)(10)(iv) WHEREBY CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE IT IS BOTH NOT MATERIAL AND THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL: [***]

VALUE CREATION PLAN
PERFORMANCE STOCK UNIT AGREEMENT
PURSUANT TO THE
TECHNIPFMC PLC 2022 INCENTIVE AWARD PLAN
This Performance Stock Unit Agreement (the “Agreement”) is made as of [●] (the “Grant Date”) by TechnipFMC plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and [●] (the “Participant”).
The TechnipFMC 2022 plc Incentive Award Plan (the “Plan”), as it may be amended or restated from time to time, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will prevail.
The Compensation & Talent Committee of the Company’s Board of Directors (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant a one-time award of restricted stock units to the Participant, the amount of which will vary based on the Company’s achievement of rigorous ROIC and stock price performance, as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”).
The Committee, on behalf of the Company, grants to the Participant a one-time award of [●] performance-based restricted stock units (the “Value Creation PSUs”) of the Company’s ordinary shares (the “Shares”), which reflects the number of Shares to be delivered based on achievement of all of the performance goals (the “Performance Goals”), and the vesting of all such Value Creation PSUs, as set forth herein and on Exhibit A attached hereto. The actual number of Shares earned by the Participant will depend upon the satisfaction of the Performance Goals and in the amounts set forth on Exhibit A hereto over the performance period set forth therein (the “VCP Performance Period”). The number of Value Creation PSUs earned (“Earned Value Creation PSUs”) by the Participant will be determined by the Committee as set forth on Exhibit A. No Value Creation PSUs will be considered Earned Value Creation PSUs unless and until the Compensation Committee certifies achievement against the Performance Goals.
The award is made upon the following terms and conditions:
1.Vesting and Settlement; Holding Period.
(a)The Value Creation PSUs will vest as set forth on Exhibit A. All Value Creation PSUs that remain unvested as of the Certification Date (as defined on Exhibit A) that occurs immediately following the last day of the VCP Performance Period will be forfeited for no consideration as of the last day of the VCP Performance Period.
(b)Shares equal to the vested and Earned Value Creation PSUs will be delivered to the Participant as soon as practicable following the applicable Certification Date (the “Settlement Date”) or, if earlier, upon a Change in Control; provided, however, that a Settlement Date shall in no event be later than March 15 of the year following the year in which the applicable Vesting Date occurs (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exception from Section 409A of the Code).

(c)In addition, notwithstanding anything to the contrary contained herein, the Participant shall not, without the consent of the Administrator (which shall not be unreasonably withheld), sell, pledge, assign, hypothecate, transfer or otherwise dispose of (collectively, “Transfer”) any Shares issued under this Agreement prior to the first (1st) anniversary of the applicable Vesting Date (the “Post-Vesting Transfer Restrictions”). Notwithstanding the foregoing, the Post-Vesting Transfer Restrictions shall not apply to (i) any Transfer of Shares to the Company, (ii) any Transfer following the Participant’s Termination of Service due to death or Disability, including without limitation by will or pursuant to the laws of descent and distribution, (iii) subject to the consent of the Administrator (which shall not be unreasonably withheld), any Transfer of the Shares to an estate planning vehicle of the Participant or (iv) any Transfer upon the occurrence of or following a Change in Control (or such earlier time as is necessary in order for the Participant to participate in such Change in Control transaction with respect to the Shares and receive the consideration payable with respect thereto in connection with such Change in Control).  If any Shares are Transferred to an estate planning vehicle of Participant in accordance with the foregoing sentence, then the Shares shall continue to be subject to all terms and conditions set forth herein (including with respect to the Post-Vesting Transfer Restrictions) and the Participant and the transferee shall execute any documents reasonably requested by the Administrator to (x) confirm the status of the transferee as an estate planning vehicle of Participant, (y) satisfy any requirements for the Transfer under Applicable Law and (z) evidence such Transfer
2.Termination of Service.
(a)Notwithstanding anything to the contrary in Section 12.2(d) of the Plan and unless otherwise determined by the Committee or as set forth in Section 2(b), all then-unvested Value Creation PSUs will be forfeited for no consideration upon the Participant’s Termination of Service for any reason. For clarity, if the Termination of Service occurs following the end of the Four-Quarter Performance Period (as defined in Exhibit A) but prior to such Four-Quarter Performance Period’s Certification Date, the Value Creation PSUs shall remain outstanding and eligible to become Earned Value Creation PSUs and vest in connection with the Committee’s certification achievement of the Performance Goals with respect to such Four-Quarter Performance Period.
(b)If the Participant’s Termination of Service is due to the Participant’s death or Disability, all then-unvested Value Creation PSUs will remain outstanding and eligible to vest in accordance with Exhibit A with respect to each Four-Quarter Performance Period that is in-process as of such Termination of Service.
3.Change in Control. Notwithstanding anything to the contrary contained in Section 12.2(e) of the Plan, upon a Change in Control, the Committee will determine whether any Value Creation PSUs will vest in accordance with Exhibit A.
4.Adjustments. The Participant acknowledges that the Value Creation PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan. In addition, the ROIC performance goals (as defined in Exhibit A) are based upon, among other things, (i) certain assumptions about the future business of the Company, (ii) a management model prepared by the Company for the projected business of the Company and its Affiliates and (iii) the continued application of accounting policies used by the Company as of the Grant Date. Accordingly, in the event that, after such date, the Administrator determines that (i) any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), (ii) any unusual or nonrecurring transactions or events (including the occurrence of a regulatory event) affecting the Company or the financial statements of the Company, (iii) any changes in Applicable Laws, or (iv) any changes in generally accepted accounting principles applicable to, or the accounting policies used by, the Company occur, such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to the Award, then the Administrator shall in good faith and in such manner as it may deem equitable, adjust the ROIC Goal set forth on Exhibit A to reflect the effect or projected effect of such transaction(s) or event(s) on such performance levels. For purposes of clarity, in connection with an Equity Restructuring the VWAP goals set forth on Exhibit A shall be subject to Section 12.2(c) of the Plan.

5.Confidentiality and Non-Competition. The Participant acknowledges that Participant is in possession of and has access to Confidential Information, as defined in Exhibit B, of the Company and its Subsidiaries, including material relating to the Company’s business, products, services, current and planned operations, in addition to being introduced to important actual and potential clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships of the Company. Participant acknowledges that the business, products, and services of the Company and its Subsidiaries are highly specialized and that it is essential that they be protected. Accordingly, by acceptance of the Value Creation PSUs, Participant agrees to be bound by the terms and conditions of the Confidentiality and Non-Compete Agreement (the “Confidentiality and Non-Compete Agreement”) set forth on Exhibit B, which is incorporated herein by reference.
6.Rights and Obligations as Stockholder.
(a)Prior to the applicable Settlement Date of a Value Creation PSU, the Participant may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of such Value Creation PSU. The Participant will receive Dividend Equivalents on Earned Value Creation PSUs, where applicable. Dividend Equivalents will be payable in cash only with respect to Earned Value Creation PSUs and only on the applicable Settlement Date of such Earned Value Creation PSU.
(b)After the Settlement Date, the Participant agrees to comply with any and all Applicable Laws, the Company Policies (as defined in Section 22) and all other applicable Company policies regarding trading in the Shares received.
7.No Limitation on Rights of the Company. The granting of Value Creation PSUs will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
8.Employment. Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ, work with or appoint the Participant, or as affecting in any way the right of the Employer to terminate the employment, service or appointment of the Participant at any time.
9.Government Regulation. The Company’s obligation to deliver Shares will be subject to all Applicable Laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
10.Withholding. The Employer, in accordance with the terms of the Plan, will comply with all applicable withholding tax laws and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Shares to which the Participant or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Shares. For purposes of withholding, Fair Market Value shall be equal to the closing price (as reported on the New York Stock Exchange) of the amount of the Shares on the applicable Settlement Date, or, if the Settlement Date is not a business day, the next business day immediately following the Settlement Date.
11.Notice. Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, TechnipFMC plc, 13460 Lockwood Road, Houston, Texas 77044, and any notice to the Participant (or other person entitled to receive the Value Creation PSUs) will be addressed to such person at the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. All notices will be deemed to be duly given as provided in Section 15.
12.Administration. The Committee administers the Plan and may delegate certain administrative authority in accordance with any applicable policy adopted by the Committee. The Participant’s rights under this Agreement are expressly subject to the terms and conditions of the Plan and the Sub-Plans, if any, a copy of which has been made available to the Participant.

13.Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
14.Sole Agreement. This Agreement constitutes the entire agreement between the parties to it relating to the Value Creation PSUs and supersedes any and all prior oral and written representations. This Agreement may only be amended by written agreement between the Company and the Participant.
15.Delivery of Documents. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in a government sponsored postal service, by registered or certified mail, or with an internationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature hereto or at such other address as such party may designate in writing from time to time to the other party.
16.Description of Electronic Delivery. The Plan documents, which include: the Plan, this Agreement, the Plan’s prospectus, or any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. The Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described herein. Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Plan and this Agreement.
17.Paper Copies. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such document fails.
18.Section 409A. This Award is intended to comply with or be exempt from Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the Plan or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, then (a) to the extent necessary to avoid any imposition of taxes under Section 409A on the Participant, and payment of the Award is made upon the Participant’s termination of employment or service, then such payment will only be made if such termination is a “separation from service” within the meaning of Section 409A and if the Participant is a “specified employee” as defined in Section 409A, then such payment will be delayed until the first business day following the six month anniversary of such separation from service, (b) to the extent necessary to avoid any imposition of taxes under Section 409A on the Participant, and payment of the Award is made upon or following a Change in Control, then such payment will only be made if such Change in Control is a “change in control event” as defined in Section 409A, and (c) the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Any Dividend Equivalents granted in connection with the Value Creation PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such Value Creation PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
19.Clawback. This Award and any other Awards granted to the Participant (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon receipt, vesting, settlement or exercise of this Award or upon the receipt or resale of any Shares underlying this Award) shall be subject to the provisions of the Company’s clawback policy as in effect from time to time, including, without limitation, any modifications thereto as is necessary to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. In addition, in the event the Participant engages in Significant Misconduct, the Committee may, in its sole discretion, recover the Value Creation PSUs and any other Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt of the Award or the vesting, exercise, settlement or resale of any Shares underlying any Awards) if the Awards were awarded, vested, exercised, settled or paid during the Significant Misconduct Period by: (a) cancelling any Award, in whole or in part, whether or not vested or deferred, (b) requiring the Participant repay to the Company any gain realized or payment received upon the vesting, exercise or settlement of the Award or sale of the underlying Shares valued as of the date of vesting, exercise, settlement or sale, as applicable, and/or (c) reducing or offsetting future incentive compensation.
20.Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.
21.Data Privacy. This clause cancels and supersedes clause 10.8 of the Plan. Each Participant acknowledges that, in order to perform, including to implement, manage and administer the Plan and the Agreement (“Purposes”), it is necessary to collect and process personal information concerning the Participant including: Participant’s name, home address, telephone number, date of birth, social security number (where allowed), or insurance number, or national identification number (where allowed), passport number (where allowed), salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, and details of all Awards (“Data”). Company, having its registered office at Hadrian House, Wincomblee Road, Newcastle Upon Tyne, NE6 3PL, United Kingdom, is the data controller for such processing. As the case may be, Data are collected directly from the Participant or are provided by the Employer.
The Data collected for the Purposes are processed on the basis of the performance of the Agreement. In addition, Company uses the Data (i) in order to comply with securities law and financial reporting and other legal requirements, and (ii) on the basis of its legitimate interest in case of a pending and/or threatening dispute and/or (legal) claim, investigation by a relevant supervisory authority, litigation or arbitration, to determine its legal position, in order to obtain (external) advice and/or to establish and/or defend its (legal) position and/or to exercise a (legal) claim.

Data may be disclosed to Subsidiaries’ (including Employer) or to third-party stock plan administrators (including banks, brokers, custodians, central securities depositories, stock exchanges, etc.), their respective auditors, advisors and consultants and any other parties as may be required or appropriate for the Purposes. Data may also be made available to public authorities where required by law or regulation and may also be disclosed to judicial and arbitration courts and/or committees and external advisors. These entities and authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in the Participant’s jurisdiction of residence. Where relevant, the Company and its Subsidiaries will implement appropriate safeguards as required by applicable law to ensure the protection of the Data when disclosing the Data to a third party or transferring data to a third country, such as implementing the standard contractual clauses adopted by the European Commission and the UK Government or relying on an adequacy decision (if available). Participant may request a copy of such safeguards by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative.

Participant may request to have access to the Data, to rectify any such Data, to erase the Data, to restrict processing of the Data, to object to the processing of the Data, as well as request Data portability pursuant to Articles 15 to 21 of the GDPR and the UK GDPR, and has the right to file complaints and/or claims with the competent data protection authority. Requests regarding the Data, questions or complaints may be addressed by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative.
It is obligatory for the Participant to provide any Data requested for the purposes of entering into the Agreement. If the Participant chooses not to furnish any Data requested or restrict the processing of the Data, Company will not be able to perform its obligations under the Plan.

Data will be held and used only as long as is necessary for the Purposes. Only where the Company and/or its Subsidiaries are legally obliged to (e.g., for compliance with legal and financial reporting purposes), or where this is necessary for defending their interests in the context of judicial proceedings, the Company and/or its Subsidiaries will store the Data for longer periods. Participant may request further information on retention period applicable to the Data by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative.
If Participant is employed by a Subsidiary established outside of the UK or European Economic Area and to the extent its consent to the processing and/or the transfer of Data is required by applicable law, Participant hereby consents to such processing and/or transfer as described in this clause 20 of the Agreement. At any time, Participant may withdraw the consent given herein in writing by contacting the TechnipFMC Data Protection Office at privacy@TechnipFMC.com or Participant’s local human resources representative. Participants acknowledges, agrees and accepts that in the event he or she chooses to withdraw his or her consent, Company may not be able to perform its obligations and administer the Plan and the Agreement.
22.Securities Law Notification and Restrictions on Trading. The Company’s Code of Business Conduct and Insider Trading Compliance Policy (the “Company Policies”) and the insider trading and anti-market abuse rules of the U.S. Securities Exchange Act (collectively, the “Insider Trading Rules”), may impact the ability to sell Shares acquired under this Agreement and the Plan while the Participant has material non-public information regarding the Company. In addition, the Insider Trading Rules prohibit the Participant from recommending to other persons to engage in insider trading or induce other persons to engage in insider trading, unlawfully disclose material non-public information and/or engage in or attempt to engage in market manipulation while in possession of material non-public information. By accepting this Agreement, the Value Creation PSUs granted hereunder and participating in the Plan, Participant acknowledges having read and understood this Securities Law Notification and further acknowledges that it is Participant’s responsibility to comply with the Company Policies and the Insider Trading Rules.
23.Funding. The Value Creation PSUs represent an unfunded promise to pay and deliver Shares in the future. The Company may settle the Value Creation PSUs through newly issued Shares, treasury Shares or Shares held in an employee benefit trust (EBT) established for the administrative convenience of the Company for the purpose of issuing Shares in settlement on behalf of the Company of Awards under the Plan, in its sole discretion and not for the purposes of funding the Plan. The Participant has no right to any Shares held in any EBT, or to have the Value Creation PSUs settled on behalf of the Company in any Shares held by an EBT.

24.Definitions.
(a)“Disability” means Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.
(b)“Significant Misconduct” means any conduct constituting fraud, material theft of the assets of the Company or its affiliates, bribery, corruption, other illegal acts, gross negligence, or willful misconduct involving the Company or its affiliates, in each case as determined in the sole discretion of the Committee.
(c)“Significant Misconduct Period” means the twenty-four (24) months before and after the occurrence, discovery, or public disclosure of Significant Misconduct.

The Participant’s electronic signature below indicates the Participant’s acknowledgement and acceptance of the terms and conditions of this Agreement (including the Exhibits attached hereto) and the Plan.
Executed as of the Grant Date.
TechnipFMC plc

By:
	Valeria Santos	[●]
	Executive Vice President, People & Culture	Participant
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

Exhibit A

Performance Goals

General; VCP Performance Period.

The number of Value Creation PSUs that become Earned Value Creation PSUs shall be determined based on the achievement of ROIC and VWAP performance measures (each, a “Performance Goal”), as described herein.

The “VCP Performance Period” means the period beginning on January 1, 2025 and ending on December 31, 2028 (or, if earlier, upon a Change in Control).

Four-Quarter Performance Periods; Certification Dates.

The VCP Performance Period shall be comprised of 13 overlapping Four-Quarter Performance Periods. A “Four-Quarter Performance Period” means each four consecutive fiscal quarter period during the VCP Performance Period. For example, the first Four-Quarter Performance Period shall be the four consecutive fiscal quarter period beginning on January 1, 2025 and ending on December 31, 2025; the second Four-Quarter Performance Period shall be the four consecutive fiscal quarter period beginning on April 1, 2025 and ending on March 31, 2026; the last Four-Quarter Performance Period shall be the four consecutive fiscal quarter period beginning on January 1, 2028 and ending on December 31, 2028.

The Committee will assess the Company’s achievement of both Performance Goals following the completion of each Four-Quarter Performance Period, during the fiscal quarter immediately following the end of such Four-Quarter Performance Period. The date on which the Committee assesses and certifies performance with respect to a Four-Quarter Performance Period shall be a “Certification Date”. Notwithstanding the generality of the foregoing, if a Change in Control occurs during the VCP Performance Period, then the Committee will assess and certify performance (with respect to any in-process Four-Quarter Performance Periods) prior to such Change in Control.

Performance Goals.

(1)    First, with respect to a Four-Quarter Performance Period, the Company must achieve ROIC equal to or greater than [***] (the “ROIC Goal”).
[***]

If the ROIC Goal is not achieved with respect to a Four-Quarter Performance Period, then no Value Creation PSUs will become Earned Value Creation PSUs with respect to such Four-Quarter Performance Period.

(2) Second, if the Company achieves ROIC of equal to or greater than [***] with respect to such Four-Quarter Performance Period, then a number of Value Creation PSUs will be eligible to become Earned Value Creation PSUs based on the Company’s achievement of VWAP goals over such Four-Quarter Performance Period, as set forth in the table below.

“VWAP” means the daily volume-weighted average sale price of one Ordinary Share measured over the Four-Quarter Performance Period.

	Threshold VWAP ($)	Maximum VWAP ($)	Maximum Vested Value Creation PSUs
Tranche 1	35.00	40.00	[●]
Tranche 2	40.00	45.00	[●]
Tranche 3	45.00	50.00	[●]
Tranche 4	50.00	55.00	[●]
Tranche 5	55.00	60.00	[●]
Maximum Value Creation PSUs			[●]

Value Creation PSUs become Earned Value Creation PSUs cumulatively from Tranche to Tranche and based on linear interpolation between the Threshold VWAP and the Maximum VWAP within each Tranche. For the avoidance of doubt, a VWAP goal may be achieved only once during the VCP Performance Period and more than one VWAP goal may be achieved on a particular date.

For example, if the ROIC Goal is achieved with respect to a Four-Quarter Performance Period, and the VWAP with respect to such Four-Quarter Performance Period is $47.50, all Value Creation PSUs from Tranche 1 and Tranche 2 and 50% of the Value Creation PSUs in Tranche 3 will become Earned Value Creation PSUs.

In addition, and also by way of example, if the ROIC Goal is achieved as of the Four-Quarter Performance Periods ending on December 31, 2025, March 31, 2026, June 30, 2026 and September 30, 2026, and the respective VWAPs for such periods are $42.50, $34.00, $40.00 and $50.00, then (i) [●] Value Creation PSUs (all of Tranche 1 and half of Tranche 2) would become Earned Value Creation PSUs as of December 31, 2025, (ii) no Value Creation PSUs would become Earned Value Creation PSUs as of March 31, 2026 or June 30, 2026 and (iii) [●] Value Creation PSUs (the remaining half of Tranche 2 and all of Tranche 3) would become Earned Value Creation PSUs as of September 30, 2026.

Vesting of Earned Value Creation PSUs.

Subject to Section 2 of the Agreement and “Change in Control” below, any Value Creation PSUs that become Earned Value Creation PSUs with respect to a Four-Quarter Performance Period shall vest as of the last day of such Four-Quarter Performance Period (each such date, a “Vesting Date”), subject to the Participant’s continued employment, appointment or service through the applicable Vesting Date and the Committee’s certification described above.

Change in Control.

The VCP Performance Period shall end upon a Change in Control, and any Four-Quarter Performance Period that is in-process when a Change in Control occurs shall end upon such Change in Control. Notwithstanding the foregoing or Section 12.2 of the Plan, in the event of a Change in Control, (i) if the Committee, in its sole discretion, determines that the ROIC Goal would be achievable absent the early termination of the VCP Performance Period caused by the Change in Control, the Committee may deem the ROIC Goal achieved, and (ii) in such case, the “VWAP” shall be equal to the CIC Price. Any Value Creation PSUs that become Earned Value Creation PSUs in connection with a Change in Control shall vest as of immediately prior to such Change in Control. Any Value Creation PSUs that remain unvested as of a Change in Control (taking into account any vesting under the immediately preceding sentence) shall be forfeited for no consideration.

“CIC Price” means, with respect to a Change in Control, the price per Share (or, in connection with a sale or other disposition of all or substantially all of the Company’s assets, the implied price per Share) paid by an acquiror in connection with such Change in Control or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Committee, the CIC Price shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs. In the event the consideration in the Change in Control takes any other form, the value of such additional consideration shall be determined by the Committee.

EXHBIT B

CONFIDENTIALITY AND NON-COMPETE
1.Confidentiality. Participant must not (except in the proper performance of Participant’s duties) while employed by the Employer or at any time without limit after the date on which Participant’s employment with the Employer terminates:
(a)divulge or communicate to any person;
(b)use for Participant’s own purposes or for any purposes other than those of the Employer or, as appropriate, any of its clients; or
(c)through any failure to exercise due care and diligence, cause any unauthorized disclosure of; any trade secrets, confidential, or proprietary information relating to the Company or any Subsidiary or any of its clients (“Confidential Information”). Confidential Information does not include any information that (i) is or becomes generally available to the public other than as a result, in whole or in part, by Participant’s disclosure or wrongful act; (ii) was available to Participant on a non-confidential basis before its disclosure by a member of the Company or any Subsidiary; or (iii) becomes available to Participant on a non-confidential basis from a source other than the Company or any Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company or any Subsidiary. Participant must at all times use best efforts to prevent publication or disclosure of any Confidential Information. Participant further agrees that if Participant is questioned about information subject to this Agreement by anyone not authorized to receive such information, Participant will notify the Company within 24 hours. Except as required in performing Participant’s duties for the Company or any Subsidiary, Participant agrees not to remove from the Company’s or any Subsidiary’s premises or its control any Confidential Information including by copying or transmitting such information via personal digital device, mobile phone, external hard drives, USB “flash” drives, USB storage devices, Fire Wire storage devices, floppy discs, CD’s, DVD’s, personal email accounts, online or cloud storage accounts, memory cards, zip discs, and any other similar media or means of transmitting, storing, or archiving data outside of Company-supported systems. Upon termination of employment Participant agrees to return all Confidential Information in whatever form to the Company within 24 hours.
2.Restrictions. In the course of Participant’s employment Participant has been exposed to, and will continue to be exposed to, Confidential Information and will acquire other proprietary knowledge relating to the Company’s and Subsidiaries’ current and planned operations in addition to being introduced to important actual and potential clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships of the Company and with other Subsidiaries. As such, the Company will be entrusting Participant with the goodwill of the Company and Confidential Information. Therefore, subject to the terms of Clause 3, Participant agrees that:
(a)Participant will not during the period of Participant’s employment with the Employer and for a period of 12 months after the termination of Participant’s employment (the “Restricted Period”), either directly, or indirectly through any other person, firm, or other organization (each, a “Person”), that is engaged in the business of projects, technologies, systems and services in the field of oil, gas and petrochemicals (the “Business”), including but not limited to: Baker Hughes Company, Halliburton Company, McDermott International, Inc., National Oilwell Varco, Inc., Saipem S.p.A, Schlumberger Limited, Subsea 7 S.A., Weatherford International plc, and any companies in their respective corporate groups and any successors thereto (each a “Restricted Entity”):
(i)solicit, entice, or induce any Person that at any time during the last year of Participant’s employment with the Employer (that period referred to as the “Relevant Period”) was a supplier of the Company or a Subsidiary (and with whom Participant or one of Participant’s direct reports was actively involved during that time or in respect of which Participant is in possession of Confidential Information) to reduce the level of business between the supplier and the Company or such Subsidiary and Participant will not approach any supplier for that purpose or authorize or approve the taking of such actions by any other Person;

(ii)solicit business that is of the same or similar nature as that part of the Business with which Participant was materially concerned at any time during the Relevant Period or in respect of which Participant is in possession of Confidential Information as a result of Participant’s employment during the Relevant Period (such business referred to as the “Restricted Business”) from any Person that at any time during the Relevant Period was a customer or client of the Company or a Subsidiary (and with whom Participant or one of Participant’s direct reports was actively involved during that time or in respect of which Participant is in possession of Confidential Information) and Participant will not approach any client or customer for that purpose or authorize or approve the taking of such actions by any other Person. For the purposes of this restriction, the expression “customer or client” shall include all Persons from whom the Company or a Subsidiary has received inquiries for the provision of goods or services with respect to the Business where such inquiries have not been concluded;
(iii)within the Restricted Area (as defined below) during the Restricted Period or for any period which Participant is privy to any Confidential Information, be employed or engaged in or actively providing Participant’s services to any Restricted Entity, or business which is the same as or similar to the Business. The Restricted Area means each country, territory, county, parish, borough, or equivalent thereof in which (A) the Company or a Subsidiary that employs the Participant has customers or service assignments about which Participant received or obtained Confidential Information during his/her employment; (B) the Participant had a customer or service assignment for the Company or any Subsidiary in the one-year period preceding, or (C) in which the Company or any Subsidiary had a work site, job site, facility, or office at which the Participant had work activity for the Company or any Subsidiary in the one-year period preceding (the “Restricted Area”). The restrictions of this Clause 2 shall likewise apply if, although Participant’s place of work is located outside the Restricted Area, Participant’s activity is performed for the benefit of a Restricted Business located in the Restricted Area.
(b)During the Restricted Period, Participant will not employ or engage or otherwise solicit, entice, or induce any person who, during the Relevant Period, was an employee, consultant, or contractor of the Company or a Subsidiary and who was employed during that period in a senior sales, marketing, financial, managerial, professional, or equivalent capacity to become employed or engaged by Participant or any other Person, and Participant will not approach any such person for such purpose or authorize or approve the taking of such actions by any other Person.
3.Limitations and amendments. The following amendments and limitations shall apply to restrictions in Clause 2;
(a)If Participant is a resident of California on the Grant Date, the “Restricted Period” for purposes of Clause 2(a) shall be limited to the period of Participant’s employment with the Employer.
(b)The restrictions contained in Clause 2 will not apply if Participant has received the prior written consent of the Company to Participant’s activities or if Participant will not be in competition with the Business in carrying out those activities.
(c)If the Employer suspends any of Participant’s duties under any notice period or garden leave provision of any employment contract entered into between Participant and the Company or any Subsidiary, the period after the end of Participant’s employment during which the restrictions shall apply shall be reduced so that the aggregate of the period of the suspension and the post-termination restrictions shall not exceed 12 months.
(d)The Company may add or remove entities from the list of Restricted Entities if there are any corporate re-organizations, mergers, acquisitions, divestitures, or other material changes in the corporate structure of any Restricted Entity and will notify Participant in writing of any changes to that list.

(e)Each of the restrictions in Clause 2 are separate and severable restrictions and are considered by the parties to be reasonable in all circumstances. It is agreed that if any such restriction by itself, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Employer but would be adjudged reasonable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) or reduction(s) as may be necessary to make it or them valid and effective. To the extent that any of the restrictions may not be so modified and would otherwise be unenforceable, then such restriction may be stricken from this Agreement without nullifying this Agreement or any other portion of this Agreement that would otherwise be enforceable.
(f)Participant acknowledges that Participant voluntarily agreed to the covenants set forth in Clause 2, and that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects; are not oppressive; are material and substantial parts of this Agreement; and are intended and necessary to prevent unfair competition and protect the Company’s and its Subsidiaries’ Confidential Information, goodwill, and substantial and legitimate business interests, while allowing Participant to reasonably perform a business activity in line with Participant’s acquired skills and expertise without breaching the restrictions contained within Clause 2.
4.Consideration. Participant acknowledges that the grant of the Value Creation PSUs is sufficient consideration for entering into the restrictions in Clauses 1 and 2.
5.Non-Interference with Whistleblower Rights. Nothing in this Confidentiality and Non-Compete Agreement prohibits the Participant from reporting possible violations of law or regulation to any governmental agency or entity or making disclosures that are protected under a “whistleblower” provision of law.
6.Enforcement of Covenants. The Company may take any and all action that it determines necessary and legally permissible to enforce this Agreement or to prevent any breach or threatened breach of Clause 1 or 2 of this Agreement, including but not limited to recovery of any damages caused by such breach or threatened breach, and/or taking court action to stop a Participant from breaching or potentially breaching the Agreement. Because of the difficulty of measuring economic losses to the Company and any Subsidiary from Participant’s breach of Clause 1 or 2 of this Agreement, and because of the immediate and irreparable damage that such breach would cause, with no other adequate remedy at law, Participant agrees that in the event the Company determines in its sole discretion that Participant is in breach or is threatening to breach of any such provisions, the Company is entitled to obtain injunctive relief (without the requirement of posting a bond) from a court of competent jurisdiction to stop or prohibit any such breach or threatened breach. Such injunctive relief is not the Company’s only or exclusive remedy for a breach or threatened breach of these covenants, but instead is in addition to all other rights and remedies available to the Company at law and in equity, including recovery of specific damages.
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